CUSIP NO. 46612J507                   13G/A                    PAGE 1 OF 6 PAGES


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

Information to be included in Statements filed pursuant to Rules 13d-1(b), (c), and (d) and Amendments thereto filed pursuant to Rule 13d-2

                              (Amendment No. 1)(1)

                            JDS UNIPHASE CORPORATION
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                    46612J507
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 Pages
                                No Exhibit Index

CUSIP NO. 46612J507                   13G/A                    PAGE 2 OF 6 PAGES


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Turner Investment Partners, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    1
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA
--------------------------------------------------------------------------------

CUSIP NO. 46612J507                   13G/A                    PAGE 3 OF 6 PAGES


ITEM 1.

(a) Name of Issuer:                                  JDS UNIPHASE CORPORATION

(b) Address of Issuer's Principal Executive Offices: 430 North McCarthy
                                                     Boulevard
                                                     Milpitas, CA 95035
ITEM 2.

(a) - (c) Name, Principal Business Address and Citizenship of Person Filing:

          Turner Investment Partners, Inc.
          1205 Westlakes Drive, Suite 100
          Berwyn, PA 19312
          Citizenship: Pennsylvania

(d) Title of Class of Securities: Common Stock, $0.001 par value

(e) CUSIP Number: 46612J507

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
     (C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under section 15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

(a)  Amount beneficially owned: 1

(b) Percent of class: 0.0% (Based upon 219,521,785 shares of Common Stock, $0.001 par value, outstanding as of December 17, 2007 as disclosed in the JDS UNIPHASE

CUSIP NO. 46612J507                   13G/A                    PAGE 4 OF 6 PAGES


     CORPORATION Prospectus on Form 424B3, as filed with the Securities and Exchange Commission on January 15, 2008.)

(c)  Number of shares as to which such person has:

     (i)  Sole power to vote or to direct the vote: 1

     (ii) Shared power to vote or to direct the vote: 0

     (iii) Sole power to dispose or to direct the disposition of: 1

     (iv) Shared power to dispose or direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

The securities in respect of this Schedule 13G, which is filed by Turner Investment Partners, Inc. in its capacity as an investment adviser, are owned of record by clients of Turner Investment Partners, Inc. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

CUSIP NO. 46612J507                   13G/A                    PAGE 5 OF 6 PAGES


ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 46612J507                   13G/A                    PAGE 6 OF 6 PAGES


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        January 25, 2008
                                        Date

                                        Turner Investment Partners, Inc.


                                        By: /s/ Brian F. McNally
                                            ------------------------------------
                                        Name: Brian F. McNally
                                        Title: General Counsel and Chief
                                               Compliance Officer